ARGENTEX ANNOUNCES THE GRANTING OF STOCK OPTIONS

Vancouver, BC, February 11, 2009 -- Argentex Mining Corporation (the “Company”) (TSX-V: ATX, OTCBB: AGXM) today announced that it has granted incentive stock options to directors, officers, employees and investor relations providers for the purchase of a total of 1,385,000 common shares of the Company at a price of CDN$0.45 (US$0.37) each until February 10, 2014. The options are being granted pursuant to the terms of the Company’s 2007 Incentive Stock Plan. The options are to vest in four instalments over a one year period, each equal to 25% of the total number of options granted to each of the respective optionees, with the first of such instalments vesting three months after the date of the stock option agreement.

ABOUT ARGENTEX:

Argentex Mining Corporation is a junior mining exploration company with significant holdings in the Patagonia region of Argentina. It holds an undivided 100% interest in the mineral rights to the Pinguino property. The company also owns 100% mineral rights to more than 30 properties with over 377,490 acres (152,766 hectares) of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

FURTHER INFORMATION:

Ken Hicks, President

Argentex Mining Corporation

1-866-594-7687

info@argentexmining.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.